Exhibit 10.17
AGREEMENT

FOR

AUTHORIZED SALES REPRESENTATIVES

This agreement made this day of May 11th 2006, by and between Pioneer Transformers LTD ("PT") in Granby, Quebec Canada, having its principal place of business at 612 chemin Bernard, Granby, Quebec, Canada, and it's Sales Representative,

Techno-Contact Inc.

The post office address of which is:

2291 Guenette

St-Laurent, QC

H4R 2E9

(Hereinafter called the "Sales Representative").

In consideration of the covenants and conditions herein contained, PT and the Sales Representative mutually undertake and agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein:

1.1	The term "The Territory" shall mean:

The Province of Quebec, Canada

The term "The Market" shall mean:

All electrical generating and electrical distribution utilities, industrials and electrical distributors.

Customer excluded: Hydro-Quebec

Product excluded: Liquid Filled Network Transformers

1.2	The term "PT" shall mean Pioneer Transformers LTD

1.3.
The term "sales credit" shall mean the value of billed sales acknowledged by PT to have been procured by the Sales Representative pursuant to the terms and conditions contained in this Agreement, less any sales taxes, duty, brokerage, freight, cost of bid bonds or performance bonds.

ARTICLE 2 - APPOINTMENT

Techno-Contact is hereby appointed an authorized Sales Representative for PT and is authorized to solicit orders for PT products within the Territory under the terms and conditions herein described. It is understood that this appointment shall be exclusive to both parties for the Territory and Markets as previously described.

ARTICLE 3 - ORDERS

3.1
Orders for PT products which have been placed with the Sales Representative shall be promptly forwarded to PT in Granby, Quebec with a copy to Mississauga, Ontario for review. Such orders shall not be binding on PT until accepted by PT in writing or by the issue by PT of an official order acknowledgment.

3.2
PT reserves the right to reject any order for any reason which it deems sufficient, including but not limited to, such reasons as failure to conform to PT's standard terms and conditions of sale, unrealistic specified delivery dates and unapproved credit of the purchaser.

3.3	The Sales Representative shall be excluded from entering orders in its own name to fill customer requirements.

ARTICLE 4 - COMMISSIONS

4.1
PT shall compute and pay commissions on the value of sales credits earned by the Sales Representative in accordance with the rates and conditions set forth in Exhibit A annexed hereto and made a part hereof.

4.2
Sales credit for sales of PT products and commissions payable thereon shall be calculated at the end of each month. Commissions shall be paid monthly, with commission checks being mailed to the Sales Representative's business address shown on the front page hereof, on or about the fifteenth day of the month immediately following the month in which the sales credits are earned and customer invoices paid. If the commission earned during any given month is less than $100.00, it will be held until a minimum amount of $100.00 is reached. Hold backs against commissions payable to the Sales Representative will be made for any overdue unpaid PT invoices.

4.3	Commissions paid will be net billed sales less taxes, duty, brokerage, freight, cost of bid bonds or performance bonds.

ARTICLE 5 - MARKETING ASSISTANCE

5.1	PT shall furnish the Sales Representative with:

5.1.1
Reasonable quantities of bulletins and such promotional aids as catalogs, circulars and technical information, and other publications which PT may have available for distribution in connection with the sale of PT products. There shall be no charge for the material furnished pursuant to this article 5.1.1. The Sales Representative's use of the aforementioned materials shall be subject to the terms, conditions and limitations of this Agreement.

5.1.2
Quotations, proposals, customer visits, trade show participation, seminar programs or special advice as may from time to time be requested by the Sales Representative for the purpose of satisfying customer needs and government requirements.

ARTICLE 6 - SALES EFFORT

6.1
The Sales Representative shall use its best efforts to promote the sale and use of, and to secure orders for PT products within the Territory and Market, so as to create the largest volume of profitable business for PT commensurate with the opportunities therefore. The Sales Representative shall promote the goodwill and name of PT, and do everything within its capabilities to further the interest of PT, its name and PT products including participation in trade shows, seminar programs and all sales activities undertaken by PT. It shall endeavor to provide PT with timely feedback on all major tenders. It shall assist PT in furnishing or obtaining, on request, information as to credit standing of purchasers or prospective purchasers of PT products.

6.2
The Sales Representative shall faithfully observe and comply with F'T standard policies and procedures where applicable, when soliciting orders for P1 products or otherwise handling PT business under this Agreement.

ARTICLE 7 - COMPETITIVE CLAUSE

During the term of this Agreement, the Sales Representative shall not directly or indirectly handle, deal or become interested in the manufacture, marketing or selling of products which are similar in kind, character and/or use to PT products. The Sales Representative shall not directly or indirectly, provide any competitor of PT with PT product bulletins, special advices, PT products or other similar information and material which May be of competitive value.

ARTICLE 8 - PROPERTY OF PT

Any property of PT received by the Sales Representative shall be and remain the property of PT and, upon request, shall be returned, in as good condition as when received, ordinary wear and tear excepted. All records or papers of any kind relating to PT's business shall be and remains the property of PT and shall be surrendered to PT upon demand or termination of this Agreement.

ARTICLE 9 - LIMITATION OF POWER

The Sales Representative's authority to act as a representative of PT is strictly limited to those powers expressly conferred herein. The Sales Representative shall have no authority nor shall it hold itself out, as having such to make contracts in the name of or binding on PT, pledge' PT credit or to extend credit in its name. Furthermore, the Sales Representative shall not use the initials "PT" or PT's registered trade names or registered trade marks unless expressly approved by PT in writing.

ARTICLE 10 - SEVERABILITY

Should any of the provisions contained herein contravene or be invalid under the laws of Canada and or the province or other jurisdiction where it is to be performed, the validity of the remaining portions or provisions hall not be affected thereby.

ARTICLE 11 - GOVERNING

This Agreement shall be construed in and according to the laws of the Province of Quebec, Canada.

ARTICLE 12 - DURATION

12.1	This Agreement shall become effective on the date first above written and shall continue thereafter in full force and effect.

12.2	Either party may terminate this Agreement at will without cause by giving the other party three (3) month written notice of its intention to terminate.

12.3
In the event of a termination of this Agreement, commissions in accordance with Exhibit A will be paid on all orders shipped after the termination date. Any quotations for PT products that have not been ordered prior to the termination date will not be honored by PT and no commission shall be owing or payable with respect thereto.

12.4	Nothing in article 12.3 above shall be deemed to entitle the Sales Representative to sales credit other than that to which it would be entitled under Article 4 hereof.

12.5
If at any time hereafter, either of the parties hereto shall fail to perform to the terms, covenants and conditions hereof at the time and in the manner herein provided, then the other party may forthwith cancel and terminate this Agreement by giving the other party written notice of its election to so cancel and terminate this Agreement and such cancellation and termination shall become effective upon the mailing or delivery of such notice, whichever occurs the earliest. This right to cancel and terminate shall be in addition to any other remedies available hereunder or at law.

ARTICLE 13 - NOTICES

Any notice required under this Agreement shall be given in writing addressed to the respective party at the address indicated on the front page hereof, or at such other address as the respective party may, from time to time, hereafter designate in writing.

ARTICLE 14 - CONTRACT ADMINISTRATION

This Agreement shall be administered on behalf of PT by its Marketing & Sales Department in Mississauga. All questions concerning this Agreement or PT policy and procedure should be directed to the said Department at 612 Bernard Road, Granby Quebec, Canada J2G 8E5. Attention: Raymond Haddad, V.P. Operations.

ARTICLE 15 - ENTIRE AGREEMENT

This Agreement constitutes the only agreement between the parties and supersedes all previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof. No modification of or amendment to this Agreement shall be binding upon the parties hereto unless in writing and duly executed by both parties.

In Witness Whereof, the parties have executed this Agreement in duplicate on the dates indicated.

Sales Agency	Principal

Techno-Contact Inc.	Pioneer Transformers LTD

By: /s/ Ghislain Pépin ing.	By: /s/ Raymond Haddad

Ghislain Pépin ing	Raymond Haddad

Date: May 11th 2006	Date: May 10, 20006

EXHIBIT A

Pioneer Transformers LTD. Representative Commission Scale.

INDIVIDUAL ORDER VALUE	COMMISSION RATE*

Up to $200,000	4%

$200,001 to $500,000	$8,000
plus 3.0% on the amount over
$200,000

$500,001 to $1,000,000	$17,000
plus 2% on the amount over $500,000

$1,000,001 and more	$27,000
plus 1% on the amount over
$1,000,000

On long term contracts, the commission rate for the monthly shipments is based on the total annual dollar value shipped.

1)           If to obtain an order it becomes necessary for PT to make a reduction in price that would otherwise apply, or to make some concession involving extra cost, PT may, prior to acceptance of such an order, request of the Representative that the commission payable thereon be negotiated to reflect the special circumstances involved with the order. In such cases, the commission rate specified above shall not apply.

2)           For the purpose of determining the size of any order, any proposal to one customer for similar types of material with a common closing date that results in one or more purchase orders to facilitate accounting and/or shipments to different locations are considered to be one total order for the aggregate Value of the different parts.

3)           Orders with different closing dates but grouped together by the customer at time of purchase in order to obtain a value or volume discount will be treated as one order for the total value of the order.